        EXHIBIT 11.1 -- STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                       YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------
                                                                   1997          1996          1995
                                                                 ---------     ---------     --------
                                                                 (In millions, except per share data)
BASIC
  Average Shares outstanding................................       381.2         123.4        122.7
                                                                  ------        ------        -----
  Earnings (loss) from continuing operations (in
     millions)..............................................      (137.3)        (93.8)        21.7
  Net Income (loss).........................................       (63.5)       (492.0)       143.6
  Basic earnings (loss) from continuing operations per
     share..................................................       (0.36)        (0.76)        0.18
  Basic earnings (loss) per share...........................       (0.17)        (3.99)        1.17
FULLY DILUTED
  Average Shares outstanding................................       381.2         123.4        122.7
  Net effect of dilutive stock options......................          --            --         11.4
  Assumed conversion of convertible debentures..............          --            --         19.3
                                                                  ------        ------        -----
                                                                   381.2         123.4        153.4
                                                                  ======        ======        =====
  Earnings (loss) from continuing operations................      (137.3)        (93.8)        21.7
  Net Income (loss).........................................       (63.5)       (492.0)       143.6
  Add Interest on convertible debentures(1.)................          --            --         23.0
  Add other interest income(1)..............................          --            --          5.0
                                                                  ------        ------        -----
  Earnings (loss) from continuing operations................      (137.3)        (93.8)        26.7
                                                                  ------        ------        -----
  Net Income (loss).........................................       (63.5)       (492.0)       171.6
                                                                  ======        ======        =====
  Fully diluted earnings (loss) from continuing operations
     per share..............................................       (0.36)        (0.76)        0.17
  Fully diluted earnings (loss) per share...................       (0.17)        (3.99)        1.12

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(1) Conversion of the options and the convertible debentures is not assumed in
    1997 and 1996 in the computation because its effects are antidilutive. Conversion of the convertible debentures is not assumed in 1997 for purposes of the Fully diluted earnings from continuing operations because its effect is antidilutive.

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